SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐        Preliminary Proxy Statement
☐         Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
o         Definitive Proxy Statement
☒        Definitive Additional Materials
☐         Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

FIRST GUARANTY BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒         No fee required.

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☐         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

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To Our Stockholders:

Enclosed you will find the Proxy materials for the Annual Stockholders Meeting. As you know, during 2007, your shares of First Guaranty Bank (the “Bank”) stock were converted to First Guaranty Bancshares, Inc. (the “Company”) stock through a reorganization and the Company acquired 100% of the outstanding common stock of First Guaranty Bank.

The Company’s Board of Directors consists of Marshall T. Reynolds, Chairman, William K. Hood and Alton B. Lewis, Jr. Information regarding the Company’s Board of Directors is contained in the proxy materials. Please vote your stock and return your ballot in the self-addressed prepaid envelope.

The Company intends to vote 100% of its shares to re-elect the following slate of Bank Board of Directors:

F. Fanancy Anzalone	Daniel P. Harrington	Marshall T. Reynolds
Anthony J. Berner, Jr.	William K. Hood	Nicholas A. Saladino
Collins Bonicard	Edwin L. Hoover, Jr.	Sam P. Scelfo, Jr.
Charles Brister	Dennis E. James	Michael R. Sharp
Dr. Phillip F. Fincher	Alton B. Lewis, Jr.	Edgar R. Smith, III
Robert H. Gabriel	Morgan S. Nalty	F. Jay Taylor
Andrew Gasaway, Jr.	Daniel F. Packer, Jr.

We hope that you will be able to attend the Annual Meeting of Stockholders to be held on Thursday, May 15, 2008, at 2:00 p.m. at 400 East Thomas Street, Hammond, Louisiana.

Sincerely,

/s/Michael R. Sharp
Michael R. Sharp
President and Chief Executive Officer